EXHIBIT 2.6

                          SHAREHOLDERS VOTING AGREEMENT

                                December 7, 1999

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York  13815

Mesdames and Gentlemen:

           The undersigned understands that NBT Bancorp Inc. ("NBTB") and its affiliate, Levon Acquisition Company ("Newco"), are about to enter into an Agreement and Plan of Merger (the "Agreement") with Pioneer American Holding Company Corp. ("PAHC"). The Agreement provides for the merger of Newco with and into PAHC (the "First Merger") and the merger of PAHC with and into NBTB (the "Second Merger") (the First Merger and the Second Merger being referred to herein collectively as the "Merger") and the conversion of outstanding shares of PAHC Common Stock into NBTB Common Stock and cash in lieu of fractional shares in accordance with the formula therein set forth.

           In order to induce NBTB to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the PAHC Shareholders' Meeting contemplated by section 3.3 of the Agreement (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of PAHC Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the under signed's proportionate voting interest, any other shares of PAHC Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he or she will use his or her best efforts to cause any other shares of PAHC Common Stock over which he or she has or shares voting power to be voted in favor of the Agreement and the Merger.

           The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by PAHC until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

           (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of
1934) in opposition to the Agreement or the Merger or in opposition to the recommendation of the majority of the directors of

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PAHC with respect to any other matter related in any way to the Agreement or the
Merger, or encourage or recommend to any shareholder of PAHC that he, she or it vote in opposition to or abstain from voting upon or not vote with respect to the Agreement or the Merger.

           (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) for the purpose of avoiding the obligations of the undersigned under this agreement, or (ii) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

           It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of PAHC, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another (unless such other person is affiliated with the undersigned or is bound by an agreement with NBTB substantially similar to this agreement), and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                                Very truly yours,

                                                      (*)
                                                --------------------------------

Accepted and Agreed to:
NBT BANCORP INC.

By:
   ---------------------------

Title:
      ------------------------

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   (*)  [this form of agreement has been executed by each of RICHARD CHOJNOWSKI,
GENE E. GOLDENZIEL, MICHAEL M. MURPHY, JOSEPH G. NASSER, WILLIAM K. NASSER, SR., WILLIAM K. NASSER, JR., MARGARET L. O'CONNOR-FLETCHER, JOHN W. REUTHER, ELDORE SEBASTIANELLI, and JOHN W. WALSKI]

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Name of Shareholder:

        Shares of Common Stock of Pioneer American Holding Company Corp.
                               Beneficially Owned
                             As of December 7, 1999

  Name(s) of                                                        Number of
Record Owner(s)             Beneficial Ownership (2)                  Shares
---------------             ------------------------                  ------









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       (2)   For purposes of this Agreement,  shares are  beneficially  owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust and other than a fiduciary capacity on behalf of a person who is affiliated with the shareholder or is bound by an agreement with NBTB substantially similar to this agreement) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his or her spouse, together with his or her spouse) to direct the voting of such shares.

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